Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com

Vericel Reports Third Quarter 2025 Financial Results
Record Third Quarter Total Revenue of $67.5 Million
MACI Revenue Growth of 25% to $55.7 Million
Net Income of $5.1 Million and Adjusted EBITDA Margin of 25%
Record Third Quarter Operating Cash Flow of $22.1 Million
More than 800 MACI Arthro Surgeons Trained to Date
Conference Call Today at 8:30am Eastern Time

CAMBRIDGE, Mass., November 6, 2025 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the third quarter ended September 30, 2025.

Third Quarter 2025 Financial Highlights
•Total net revenue of $67.5 million
•MACI® net revenue growth of 25% to $55.7 million
•Burn Care net revenue of $11.8 million, consisting of $10.4 million of Epicel® revenue and $1.5 million of NexoBrid® revenue
•Gross margin of 73.5%
•Net income of $5.1 million
•Non-GAAP adjusted EBITDA increased 69% to $17.0 million, or 25% of revenue
•Operating cash flow of $22.1 million
•$185 million in cash and investments, and no debt

Business Highlights and Updates
•Record third quarter total revenue and MACI revenue
•Record third quarter MACI biopsies and surgeons taking biopsies
•More than 800 MACI Arthro® surgeons trained to date
•Record NexoBrid quarterly revenue, with 38% growth versus the prior year and 26% growth versus the prior quarter
•MACI sales force expansion on track to be completed in the fourth quarter, with all new hires to be in territories to start the year in 2026

Exhibit 99.1
•MACI Ankle™ program remains on track to initiate clinical study in the fourth quarter of 2025

“The Company delivered outstanding financial and business results in the third quarter, with strong revenue growth and even higher profitability growth, a significant inflection in operating cash flow, and continued progress across a number of key business initiatives,” said Nick Colangelo, President and CEO of Vericel. “We believe that the Company is very well-positioned for a strong close to the year and to continue to deliver a unique combination of sustained high revenue and profit growth in 2026 and beyond based on the strength of our core portfolio, the recent launch of MACI Arthro and the continued progress on our long-term growth initiatives.”

2025 Financial Guidance
•Total full-year revenue guidance of $272 to $276 million
•Reaffirmed MACI full-year revenue growth in the low 20% range, or $237.5 to $239.5 million
•Reaffirmed full-year profitability guidance of 74% gross margin and adjusted EBITDA margin of 26%

Third Quarter 2025 Results
Total net revenue for the quarter ended September 30, 2025 increased to $67.5 million, compared to $57.9 million in the third quarter of 2024. Total net product revenue for the quarter included $55.7 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue, $10.4 million of Epicel (cultured epidermal autografts) net revenue, and $1.5 million of NexoBrid (anacaulase-bcdb) net revenue, compared to $44.7 million of MACI net revenue, $12.2 million of Epicel net revenue, and $1.1 million of NexoBrid net revenue, respectively, in the third quarter of 2024.

Gross profit for the quarter ended September 30, 2025 was $49.6 million, or 73.5% of net revenue, compared to $41.7 million, or 71.9% of net revenue, for the third quarter of 2024.

Exhibit 99.1
Total operating expenses for the quarter ended September 30, 2025 were $46.1 million, compared to $44.1 million for the same period in 2024. The increase in operating expenses was primarily due to increased headcount and related employee expenses and additional costs related to the Company’s new Burlington facility, including depreciation and MACI tech transfer activities.

Net income for the quarter ended September 30, 2025 was $5.1 million, or $0.10 per diluted share, compared to a net loss of $0.9 million, or $0.02 per diluted share, for the third quarter of 2024.

Non-GAAP adjusted EBITDA for the quarter ended September 30, 2025 was $17.0 million, or 25% of net revenue, compared to $10.0 million, or 17% of net revenue, for the third quarter of 2024. A table reconciling non-GAAP measures is included in this press release for reference.

As of September 30, 2025, the Company had $185 million in cash and investments, and no debt.

Conference Call Information
Today’s conference call will be available live at 8:30 a.m. Eastern Time. The live webcast can be accessed on the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. Presentation slides for the conference call will be available on the webcast and on the website. A replay of the webcast will be available until November 6, 2026.

To participate by telephone, dial 800-330-6730 or +1-312-471-1351 if connecting from outside the U.S. When connected, please use passcode: 476633.

About Vericel Corporation
Vericel is a leading provider of advanced therapies for the sports medicine and severe burn care markets. The Company combines innovations in biology with medical technologies, resulting in a highly differentiated portfolio of innovative cell therapies and specialty biologics that repair injuries and restore lives. Vericel markets three products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. Vericel also holds an exclusive license for North American rights to NexoBrid (anacaulase-bcdb), a biological orphan product containing proteolytic enzymes, which is indicated for eschar removal in adults and pediatric patients with deep partial-thickness and/or full-thickness thermal burns. For more information, please visit www.vcel.com.

Epicel®, MACI® and MACI Arthro® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2025 Vericel Corporation. All rights reserved.

Exhibit 99.1

GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in this release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI®, MACI Arthro®, Epicel®, and NexoBrid®, growth in profit, gross margins and operating margins, the ability to continue to scale our manufacturing operations to meet the demand for our cell therapy products, including the timely qualification of a new manufacturing facility in Burlington, Massachusetts, the ability to sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, timing and likelihood of the FDA’s potential approval of the use of MACI to treat cartilage defects in the ankle, the estimate of the commercial growth potential of our products and product candidates, competitive developments, changes in third-party coverage and reimbursement, including recent and future healthcare reform measures and private payor initiatives, surgeon adoption of MACI Arthro, physician and burn center adoption of NexoBrid,

Exhibit 99.1
labor strikes, supply chain disruptions or other events or factors that might affect our ability to manufacture MACI or Epicel or affect MediWound’s ability to manufacture and supply sufficient quantities of NexoBrid to meet customer demand, including but not limited to conflicts in the Middle East region involving Israel, negative impacts on the global economy and capital markets resulting from the conflict in Ukraine and Middle East conflicts, including those associated with potential further involvement by the U.S., changes in trade policies and regulations, including the potential for increases or changes in duties, current and potentially new tariffs or quotas, lingering effects of adverse developments affecting financial institutions, companies in the financial services industry or the financial services industry generally, possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures, the impact from future regulatory, judicial and legislative changes to our industry or to the broader business landscape, including those included in the One Big Beautiful Bill Act, a shutdown of, or gridlock within the U.S. government, global geopolitical tensions and potential future impacts on our business or the economy generally stemming from a public health emergency.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on February 27, 2025, Vericel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 6, 2025, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

Exhibit 99.1

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Product sales, net	$67,503	$57,905	$183,341	$161,848
Total revenue	67,503	57,905	183,341	161,848
Cost of product sales	17,918	16,252	50,870	48,240
Gross profit	49,585	41,653	132,471	113,608
Research and development	6,318	6,093	20,310	19,874
Selling, general and administrative	39,817	38,025	123,532	107,694
Total operating expenses	46,135	44,118	143,842	127,568
Income (loss) from operations	3,450	(2,465)	(11,371)	(13,960)
Other income (expense):
Interest income	1,808	1,578	5,122	4,850
Interest expense	(158)	(154)	(468)	(460)
Other income (expense)	(26)	140	(8)	125
Total other income	1,624	1,564	4,646	4,515
Net income (loss)	$5,074	$(901)	$(6,725)	$(9,445)
Net income (loss) per common share:
Basic	$0.10	$(0.02)	$(0.13)	$(0.19)
Diluted	$0.10	$(0.02)	$(0.13)	$(0.19)
Weighted-average common shares outstanding:
Basic	50,489	49,085	50,256	48,639
Diluted	51,908	49,085	50,256	48,639

Exhibit 99.1
VERICEL CORPORATION
RECONCILIATION OF REPORTED NET INCOME (LOSS) (GAAP)
TO ADJUSTED EBITDA (NON-GAAP MEASURE)
(in thousands - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$5,074	$(901)	$(6,725)	$(9,445)
Stock-based compensation expense	8,699	9,224	30,344	28,578
Depreciation and amortization	2,944	1,326	8,456	4,027
Net interest income	(1,654)	(1,424)	(4,658)	(4,390)
Pre-occupancy lease expense and tech transfer	1,933	1,815	6,180	4,801
Adjusted EBITDA (Non-GAAP)	$16,996	$10,040	$33,597	$23,571

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - unaudited)

	September 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$100,403	$74,520
Restricted cash	—	10,529
Short-term investments	34,977	41,693
Accounts receivable (net of allowance for doubtful accounts of $19 and $10, respectively)	60,426	61,375
Inventory	18,155	17,373
Other current assets	8,006	7,287
Total current assets	221,967	212,777
Property and equipment, net	109,380	103,161
Intangible assets, net	5,781	6,250
Right-of-use assets	66,087	70,098
Long-term investments	49,664	39,880
Other long-term assets	395	556
Total assets	$453,274	$432,722
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,335	$23,848
Accrued expenses	16,286	17,065
Current portion of operating lease liabilities	13,845	9,257
Other current liabilities	116	116
Total current liabilities	45,582	50,286
Operating lease liabilities	84,161	89,593
Other long-term liabilities	1,673	876
Total liabilities	131,416	140,755
Total shareholders’ equity	321,858	291,967
Total liabilities and shareholders’ equity	$453,274	$432,722